EXHIBIT 10.19

MOTHERS WORK, INC.

FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT

UNDER 1994 DIRECTOR STOCK OPTION PLAN

Mothers Work, Inc., a Delaware corporation (the “Company”), hereby grants to [insert name of Optionee] (the “Optionee”) an option to purchase a total of [insert number of shares] shares of Common Stock (the “Shares”) of the Company, at the price and on the terms set forth herein, and in all respects subject to the terms and provisions of the Company’s 1994 Director Stock Option Plan, as amended (the “Director Plan”), which terms and provisions are hereby incorporated by reference herein.  Unless the context herein otherwise requires, the terms defined in the Director Plan shall have the same meanings herein.

1.              Nature of the Option.  This Option is intended to be nonstatutory stock option and is not intended to be incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or to otherwise qualify for any special tax benefits to the Optionee.

2.              Date of Grant; Term of Option.  This Option is granted as of [insert grant date] and it may not be exercised later than [insert date that is 10 years after grant date].

3.              Option Exercise Price.  The Option exercise price is [insert exercise price] per Share.

4.    Exercise of Option.

(a)          Right to Exercise.  This Option shall be exercisable at any time during its term in accordance with the terms and provisions of the Director Plan.

(b)          Method of Exercise.  This Option shall be exercisable by written notice which shall state the election to exercise this Option, the number of Shares in respect to which this Option is being exercised and such other representations and agreements as to the Optionee’s investment intent with respect to such Shares as may be required by the Company hereunder or pursuant to the provision of the Director Plan.  Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company or such other person as may be designated by the Company.  The written notice shall be accompanied by payment of the purchase price.  Payment of the purchase price shall be by check or such consideration and method of payment authorized by the Board pursuant to the Director Plan.  The certificate or certificates for the Shares as to which the Option shall be exercised shall be registered in the name of the Optionee and shall be legended as required under the Director Plan and/or applicable law.

(c)          Restrictions on Exercise.  This Option may not be exercised if the issuance of the Shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations.  As a condition to the exercise of this Option, the Company may require the Optionee to make any representation and warranty to the Company or otherwise enter into any stock purchase or other agreement as may be required by any applicable law or regulation or as may otherwise be reasonably requested by the Board.

5.              Investment Representations.  Unless the Shares have been registered under the Securities Act of 1933, in connection with acquisition of this Option, the Optionee represents and warrants as follows:

(a)           The Optionee is acquiring this Option, and upon exercise of this Option, he will be acquiring the Shares for investment for his own account, not as nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof.

(b)           The Optionee has a preexisting business or personal relationship with the Company or one of its directors, officers or controlling persons and by reason of his business or financial experience, has, and could be reasonably assumed to have, the capacity to protect his interest in connection with the acquisition of this Option and the Shares.

6.              Termination of Status as a Director.  If the Optionee ceases to serve as a director  of the Company for any reason other than death or disability, the Optionee shall have the right to exercise this Option at any time within the thirty (30) day period after the date of such termination, subject to extension at the discretion of the Board.  If the Optionee ceases to serve as a director due to death or disability, this option may be exercised at any time within one (1) year after the date of death or termination of employment due to disability, in the case of death, by the Optionee’s estate or by a person who acquired the right to exercise this Option by bequest or inheritance, or, in the case of disability, by the Optionee, but in any case only to the extent the Optionee was entitled to exercise this Option at the date of such termination. To the extent the Option is not exercised within the time specified herein, this Option shall terminate.  Notwithstanding the foregoing, this Option shall not be exercisable after the expiration of the term set forth in Section 2 hereof.

7.              Nontransferability of Option.  This Option may not be sold, pledged assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by the operation of law, other than by the will or by the laws of descent or distribution, and may be exercised during the lifetime of the Optionee only by such Optionee.  Subject to the foregoing and the terms of the Director Plan, the terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

8.              Withholding.  The Company reserves the right to withhold, in accordance with any applicable laws, from any consideration payable to Optionee any taxes required to be withheld by federal, state or local law as a result of the grant or exercise of this Option or the sale or other disposition of the Shares issued upon exercise of this Option.  If the amount of any consideration payable to the Optionee is insufficient to pay such taxes or if no consideration is payable to the Optionee, upon request of the Company, the Optionee (or such other person entitled to exercise the Option pursuant to Section 6 hereof) shall pay to the Company an amount sufficient for the Company to satisfy any federal, state or local tax withholding requirements it may incur, as a result of the grant or exercise of this Option or the sale or other disposition of the Shares issued upon exercise  of this Option.

9.              The Director Plan.  This Option is subject to, and the Company and its Optionee agree to be bound by, all of the terms and conditions of the Director Plan as such Director Plan may be amended from time to time in accordance with the terms thereof.  Pursuant to the Director Plan, the Board of Directors of the Company is authorized to adopt rules and regulations not inconsistent with the Director Plan as it shall deem appropriate and proper.  A copy of the Director Plan in its present form is available for inspection during business hours by the Optionee or the persons entitled to exercise this Option at the Company’s principal office. All questions of the interpretation and application of the Director Plan and the Option shall be determined by the Committee designated under the Director Plan, and such determination shall be final, binding and conclusive.

10.       Entire Agreement.  This Agreement, together with the Director Plan and other exhibits attached thereto or hereto, represents the entire agreement between the parties.

11.       Governing Law.  This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.

12.       Amendment.  Subject to the provisions of the Director Plan, this Agreement may only be amended by writing signed by each of the parties hereto.

Date: [insert date of signature]	MOTHERS WORK, INC.

By:
Name:
Title:

Name:	[insert name of optionee]
Shares in Option:	[insert total shares subject to option]
Exercise Price:	[insert exercise price]